Exhibit 10.1

BANK OF NEW ORLEANS

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 25th day of October 2011, between Bank of New Orleans (the “Bank” or the “Employer”), a federally chartered savings bank which is a wholly owned subsidiary of Louisiana Bancorp, Inc. (the “Corporation”), and C. Holly Callia (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as Vice President-Mortgage Lending of the Bank;

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.            Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive's “Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the sum of (i) the annual rate of Base Salary as of the Date of Termination, and (ii) the aggregate amount of loan commissions earned by the Executive for the calendar year immediately preceding the year in which the Date of Termination occurs.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive's employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(h)           Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

         (i)  any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or

              (ii)      any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           Notice of Termination.  Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Bank terminates the Executive's employment for Cause, and (iv) is given in the manner specified in Section 13 hereof.

(j)           Retirement.  “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan.

2.           Term of Employment and Duties.

(a)           The Bank hereby employs the Executive as Vice President-Mortgage Lending and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement shall be and remain in effect during  the period of two years beginning on the date first written above (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the "Employment Period").

(b)           Except as provided in Section 2(c), and subject to the requirement below that the Board of Directors of the Bank determine at least annually that continued extensions are appropriate, beginning on the Effective Date, on each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Bank, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the second anniversary of the date on which such written notice is given.  At least annually, the Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and taking into account all relevant factors) the Executive's performance hereunder and whether the Employment Period shall continue to be extended. If the Board of Directors determines at least annually that continued extensions of the Employment Period are appropriate, then the Employment Period shall continue to extend each day as set forth above.  If the Board of Directors determines not to extend the Employment Period, it shall provide written notice to the Executive as set forth above.  Upon termination of the Executive's employment with the Bank for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.

(c)           Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive's employment during the Employment Period for any reason, provided that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

(d)           During the term of this Agreement, the Executive shall be responsible for supervising the consumer mortgage lending operations of the Bank. The Executive shall report directly to the President and Chief Executive Officer of the Bank. In addition, the Executive shall perform such executive services for the Bank as may be consistent with her titles and from time to time assigned to her by the Bank's President and Chief Executive Officer.

3.            Compensation and Benefits.

(a)           The Employer shall compensate and pay the Executive for her services during the term of this Agreement at a minimum base salary of $60,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be mutually determined by the Board of Directors of the Employer and may not be decreased without the Executive's express written consent.  In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement commissions for originations on new mortgage loans (“loan commissions”) on the terms established from time-to-time by the Bank’s Board of Directors.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with her then duties and responsibilities, as fixed by the Board of Directors of the Bank.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

4.           Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.            Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.

(b)           In the event that (i) the Executive's employment is terminated by the Bank for Cause or (ii) the Executive terminates her employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)           In the event that prior to a Change in Control (i) the Executive's employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable,

(A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to one (1) times the Executive's Annual Compensation paid by the Bank,

(B)           maintain and provide for a period ending at the earlier of (i) twelve (12) months after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance and disability insurance offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination, subject to subparagraphs (C), (D) and (E) below,

(C)           in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(d) is barred, or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (D) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code,

(D)           in the event that the continuation of any insurance coverage pursuant to Section 5(d)(C) above would trigger the payment of an excise tax under Section 4980D of the Code, then in lieu of providing such coverage, the Bank shall pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year on the scheduled renewal date, provided that if the 10 business day period begins in one calendar year and ends in a second calendar year, then the payment shall be made in the second calendar year, and

(E)           any insurance premiums payable by the Bank pursuant to Section 5(d)(B) or (C) shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(e)           In the event that either concurrently with or within two years following a Change in Control (i) the Executive's employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable,

(A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to two (2) times the Executive's Annual Compensation paid by the Bank,

(B)           maintain and provide for a period ending at the earlier of (i) twenty-four (24) months after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance and disability insurance offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination, subject to subparagraphs (C), (D) and (E) below,

(C)           in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(e) is barred, or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (D) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code,

(D)           in the event that the continuation of any insurance coverage pursuant to Section 5(e)(C) above would trigger the payment of an excise tax under Section 4980D of the Code, then in lieu of providing such coverage, the Bank shall pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year on the scheduled renewal date, provided that if the 10 business day period begins in one calendar year and ends in a second calendar year, then the payment shall be made in the second calendar year, and

(E)           any insurance premiums payable by the Bank pursuant to Section 5(e)(B) or (C) shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. In no event shall the payments and benefits payable under Section 5 exceed three times the Executive’s average taxable income from the Bank for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

8.           Proprietary and Confidential Information.  During the term of employment under this Agreement, the Executive will or may have access to information that is considered to be proprietary and confidential information of the Bank, such as, but not limited to: forms, files, records, documents, correspondence, notes, memoranda, pricing and marketing information, trade secrets, financial information concerning the Bank and its affiliates, computer records, reports, customer (including current, former and prospective customer) lists, proprietary software, keys, security cards and other entry devices for access to the Bank’s facilities or those of the Bank’s affiliates, and other documents (and all copies thereof) and similar items relating to the business of the Bank which are owned by the Bank and which are regularly used in the operation of the business of the Bank (collectively, “Confidential Materials”). Executive shall not disclose any Confidential Materials nor use such material in any way during the term of this Agreement, except as required in the normal course of Executive’s employment, and at no time thereafter. All Confidential Materials shall remain the exclusive property of the Bank and shall not be copied nor reproduced, in whole or in part, or removed from the premises of the Bank under any circumstances without the prior written consent of the Bank, except as required in the normal course of Executive’s employment hereunder. At all times hereafter, Executive will not, except with the Bank’s express prior written consent, directly or indirectly, provide, communicate, disclose or divulge to any individual, sole proprietorship, joint venture, partnership, corporation, association or any other governmental or non-governmental entity or authority (collectively “Person”), or use for her own benefit or the benefit of any Person, any Confidential Materials, no matter when or how acquired, except for information which (1) is in the public domain or (2) the disclosure of which is required by law.

Upon termination of employment with the Bank for any reason, or when the Bank may so request, Executive will immediately deliver to the Bank any or all property of the Bank in Executive’s possession, including but not limited to, Confidential Materials, which Executive may then possess or have under her control.

           9.           Non-Solicitation.  During the term of her employment and for a period of six months following the termination of her employment, Executive expressly covenants and agrees that she will not (i) cause any person or entity other than the Bank to employ any person employed by the Bank, or encourage the departure of any employee working for the Bank; or (ii) solicit the transfer of the Bank’s loan files to another organization or person or solicit any existing customer of the Bank to transfer his or her loan or loan application to any person or entity other than the Bank; and, for a period of six months following the termination of her employment under this Agreement, the Executive agrees that she will not contact or solicit any of the Bank’s customers (which, for this purpose, shall mean any customers with existing residential mortgage loans which were originated by or on behalf of the Bank and any customers who have submitted to the Bank an application to obtain a residential mortgage loan).

10.           Remedies.  The Executive understands and acknowledges that a violation of Section 8 or Section 9 of this Agreement by the Executive would result in irreparable injury to the Bank, the loss of which cannot be reasonably compensated in damages in an action at law.  The Executive understands and acknowledges that in addition to any other rights or remedies the Bank may possess, including recovery of damages, the Bank shall also be entitled to injunctive and other equitable relief to prevent a threatened or continuing breach of this Agreement by the Executive.

11.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank shall determine are required to be withheld pursuant to any applicable law or regulation.

12.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

13.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                 Secretary
Bank of New Orleans
1600 Veterans Memorial Blvd.
Metairie, Louisiana  70005

To the Corporation:      Secretary
Louisiana Bancorp, Inc.
1600 Veterans Memorial Blvd.
Metairie, Louisiana  70005

To the Executive:          C. Holly Callia
At the address last appearing on
the personnel records of the Employer

14.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

15.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

16.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

17.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

19.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 163.39(b) of the regulations of the Comptroller of the Currency (“OCC”), 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller of the Currency, or his or her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller of the Currency or his or her designee, at the time the Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller of the Currency to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

22.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

23.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	BANK OF NEW ORLEANS

/s/ Ivan J. Miestchovich	By:	/s/ Lawrence J. LeBon, III
Ivan J. Miestchovich		Lawrence J. LeBon, III
Corporate Secretary		President and Chief Executive Officer

EXECUTIVE

/s/ C. Holly Callia
C. Holly Callia

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